EXHIBIT E


TERM SHEET

Issue:                   $24 million delayed drawdown.

Drawdown:                $6 million per quarter beginning Q1 1999.

Strategic Plan:          Designate the use of the funds per a
                         proposed financial budget. Remove all requirements regarding Strategic Plan compliance throughout the term of the loan.

Optional Prepayments:    Additionally, if repaid in whole, then repayment can be
                         in Phos' Common Stock at Phos' discretion based on the average of the closing bid prices for the 10 trading days preceding the prepayment date.

Mandatory
Prepayment:              Modified as follows:
                         i.   50% of equity of debt offerings, public or
                              private, made after Year 2000;
                         ii.  100% of sale of Company; or
                         iii. 50% of net cash flows in excess of $10 million per
                              year.

Collateral:              Secured by tangible property rights.

Conditions Precedent:    No adjustment to hedge fund agreement prior to the
                         hedge fund resolution.

Negative Covenants:      Too restrictive.

Events of Default:       Should be limited to bankruptcy or inability to operate
                         as a going concern.

EQUITY

Conversion of
Committed Oncology
R&D Funding and
Payments:                Conversion to equity at a 30% premium of the average of
                         the closing bid prices for the 10 trading days preceding the signing of the Definitive Agreement.




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AMENDMENTS TO CURRENT AGREEMENTS

Royalties:               No adjustment to royalties.

Ophthalmic Marketing:    Only includes SnET2 and Phos conducts Phase I and Phase
                         II clinical studies in U.S. and Phos receives end of Phase II milestones.

Clinical/Regulatory:     Phate to control all clinical and regulatory aspects of
                         Phase III clinical studies and files NDA in Phate's name. Phos keeps control of current ophthalmology IND.

Manufacturing Rights:    Phos to provide bulk product at 150 gram levels. Phate
                         to take responsibility of finished product immediately and responsibility for bulk product beyond 150 gram levels.

Control of Device
Supply Contract:         Phos and Phate to enter into a three-way marketing and
                         commercial supply agreement.

Warrants:                Phos to determine the right number of warrants.

Other Items:             Possible stand-off provision until 2002 unless mutually
                         agreed to by Phos and Phate management.

                         Full transition of AMD Phase III clinical and regulatory responsibilities at conclusion of complete enrollment of clinical trial. Phos maintains representation on key project teams until NDA approval.



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